EXHIBIT 99.1

CDW Reports Third Quarter 2021 Earnings
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Chg.	2021	2020	% Chg.
Net Sales	$5,300.0	$4,756.4	11.4	$15,283.9	$13,511.3	13.1
Average Daily Sales[1]	82.8	74.3	11.4	80.0	70.4	13.7
Gross Profit	914.9	825.5	10.8	2,592.9	2,329.2	11.3
Operating Income	386.4	317.8	21.6	1,079.7	847.0	27.5
Net Income	266.6	193.2	38.0	773.3	550.2	40.5
Non-GAAP Operating Income[2]	435.1	386.3	12.6	1,220.9	1,028.4	18.7
Net Income per Diluted Share	$1.91	$1.33	43.2	$5.47	$3.80	43.8
Non-GAAP Net Income per Diluted Share[2]	$2.13	$1.83	16.4	$5.89	$4.77	23.5
[1] There were 64 selling days for both the three months ended September 30, 2021 and 2020. There were 191 and 192 selling days for the nine months ended September 30, 2021 and 2020, respectively.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., November 3, 2021 - CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced third quarter 2021 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.50 to be paid on December 10, 2021 to all stockholders of record as of the close of business on November 24, 2021. It is the eighth consecutive year that CDW has increased its dividend since its 2013 IPO.
“This quarter's record Net sales performance and excellent profitability reinforces confidence in our strategy for growth, once again highlighting the strength of our business model and the combined power of our diverse customer end markets and broad product and solutions portfolio," said Christine A. Leahy, president and chief executive officer, CDW. “Customers continue to turn to CDW as a trusted advisor with the breadth, depth, expertise and scale to deliver customer-centric outcomes across the full technology stack and lifecycle. I am extremely proud of the commitment, agility and resolve of our coworkers, who successfully delivered customer outcomes in a supply constrained environment.”
“Strong operating results were amplified by share repurchases, delivering a 16 percent increase in Non-GAAP net income per diluted share," said Albert J. Miralles, chief financial officer, CDW. “Given this quarter's results and our expectations for the balance of the year, we now expect 2021 constant currency Non-GAAP net income per diluted share growth in the high-teens."
“We expect to exceed our 2021 outlook to outpace US IT market growth by 200 to 300 basis points on a constant currency basis. We will continue to execute our strategy, invest in the business, and be laser-focused on meeting the needs of our more than 250,000 customers in the United States, the United Kingdom and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

Third Quarter of 2021 Highlights:
Total Net sales in the third quarter of 2021 were $5,300 million, compared to $4,756 million in the third quarter of 2020, an increase of 11.4 percent. There were 64 selling days for both the three months ended September 30, 2021 and 2020. Net sales growth on a constant currency basis increased 10.7 percent. Currency impact to Net sales growth was driven by favorable translation of the Canadian dollar and British pound to US dollar. Third quarter Net sales performance included:
•Total Corporate segment Net sales of $2,067 million, 24.5 percent higher than 2020.
•Total Small Business segment Net sales of $467 million, 38.6 percent higher than 2020.
•Total Public segment Net sales of $2,154 million, 6.1 percent lower than 2020. Public results were driven by a decrease in Net sales to Government customers of 32.9 percent. Net sales to Healthcare and Education customers increased 30.9 percent and 2.4 percent, respectively.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, were $612 million, 31.4 percent higher than 2020.
Gross profit in the third quarter of 2021 was $915 million, compared to $826 million for the third quarter of 2020, representing an increase of 10.8 percent. Gross profit margin was 17.3 percent in the third quarter of 2021 versus 17.4 percent in the third quarter of 2020. The decrease in Gross profit margin was primarily driven by lower product margin, partially offset by an increase in the mix of net service contract revenue, primarily Software as a Service, and increased Net sales and margins on professional services.
Total selling and administrative expenses were $529 million in the third quarter of 2021, compared to $508 million in the third quarter of 2020, representing an increase of 4.1 percent. The increase was primarily due to higher sales payroll expenses consistent with higher Gross profit, higher coworker count and higher performance-based compensation consistent with higher attainment against financial goals, partially offset by lower intangible asset amortization in 2021.
Operating income was $386 million in the third quarter of 2021, compared to $318 million in the third quarter of 2020, representing an increase of 21.6 percent. Non-GAAP operating income was $435 million in the third quarter of 2021, compared to $386 million in the third quarter of 2020, representing an increase of 12.6 percent. The Non-GAAP operating income margin was 8.2 percent for the third quarter of 2021 versus 8.1 percent for the third quarter of 2020.
Net interest expense was $36 million in the third quarter of 2021, compared to $40 million in the third quarter of 2020, representing a decrease of 9.4 percent. The decrease was primarily driven by the lower interest rate from the August 2020 senior notes refinancing and lower amortization on interest rate cap premiums.
The effective tax rate was 23.9 percent in the third quarter of 2021, compared to 22.7 percent in the third quarter of 2020, which resulted in tax expense of $84 million and $57 million, respectively. The increase was primarily attributable to certain tax benefits incurred in the prior year with no similar activity in the current quarter, partially offset by a discrete deferred tax expense to reflect the increase in the UK corporate tax rate that was effective in the prior year and higher excess tax benefits on equity-based compensation during the current quarter.
Net income was $267 million in the third quarter of 2021, compared to $193 million in the third quarter of 2020, representing an increase of 38.0 percent. Net income in the third quarter of 2020 included a $27 million net loss on extinguishment of long-term debt, as reported within Other income (expense), net as a result of the August 2020 senior notes refinancing. Non-GAAP net income was $298 million in the third quarter of 2021, compared to $265 million in the third quarter of 2020, representing an increase of 12.3 percent.
Weighted average diluted shares outstanding were 139 million for the third quarter of 2021, compared to 145 million for the third quarter of 2020. Net income per diluted share for the third quarter of 2021 was

$1.91, compared to $1.33 for the third quarter of 2020, representing an increase of 43.2 percent. Non-GAAP net income per diluted share for the third quarter of 2021 was $2.13, compared to $1.83 for the third quarter of 2020, representing an increase of 16.4 percent.
Year to Date 2021 Highlights:
Total Net sales for the first nine months ("year to date") of 2021 were $15,284 million, compared to $13,511 million for year to date 2020, an increase of 13.1 percent. There were 191 and 192 selling days for the nine months ended September 30, 2021 and 2020, respectively. On an average daily sales basis, Net sales growth increased 13.7 percent and Net sales growth on a constant currency average daily sales basis increased 12.6 percent. Currency impact to Net sales growth was driven by favorable translation of the Canadian dollar and British pound to US dollar. The year to date Net sales performance, on an average daily sales basis, included:
•Total Corporate segment Net sales of $5,856 million, 14.8 percent higher than 2020.
•Total Small Business segment Net sales of $1,383 million, 34.9 percent higher than 2020.
•Total Public segment Net sales of $6,156 million, 5.9 percent higher than 2020. Public results were driven by an increase in Net sales to Education and Healthcare customers of 30.6 percent and 10.4 percent, respectively. Net sales to Government customers decreased 24.8 percent.
•Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, were $1,889 million, 25.6 percent higher than 2020.
Gross profit for year to date 2021 was $2,593 million, compared to $2,329 million for 2020, representing an increase of 11.3 percent. Gross profit margin was 17.0 percent for year to date 2021 versus 17.2 percent for 2020. The decrease in Gross profit margin was primarily driven by lower product margin, including notebook mix and rate, and overlapping higher margin configuration services in the prior year, partially offset by an increase in the mix of net service contract revenue, primarily Software as a Service, and increased Net sales and margins on professional services.
Total selling and administrative expenses were $1,513 million for year to date 2021, compared to $1,482 million for 2020, representing an increase of 2.1 percent. The increase was primarily due to higher payroll expenses consistent with higher Gross profit, higher coworker count, and higher performance-based compensation consistent with higher attainment against financial goals, partially offset by lower intangible asset amortization and lower bad debt expense.
Operating income was $1,080 million for year to date 2021, compared to $847 million in 2020, representing an increase of 27.5 percent. Non-GAAP operating income was $1,221 million for year to date 2021, compared to $1,028 million for 2020, representing an increase of 18.7 percent. The Non-GAAP operating income margin was 8.0 percent for year to date 2021 versus 7.6 percent for 2020.

Net interest expense was $108 million for year to date 2021, compared to $118 million for 2020, representing a decrease of 8.7 percent. The decrease was primarily driven by a lower effective interest rate on the Term Loan in 2021 compared to 2020, the lower interest rate from the August 2020 senior notes refinancing and lower amortization on interest rate cap premiums, partially offset by additional interest expense on the new issuance of April 2020 senior notes.

The effective tax rate was 23.5 percent for year to date 2021, compared to 22.2 percent for 2020, which resulted in tax expense of $237 million and $157 million, respectively. The increase was primarily attributable to a less favorable tax rate impact of excess tax benefits on equity-based compensation and a discrete benefit from a state tax refund claim recorded in the same period of the prior year.
Net income was $773 million for year to date 2021, compared to $550 million for 2020, representing an increase of 40.5 percent. Net income for year to date 2021 included a $36 million gain from the sale of an equity method investment and the prior year included a $27 million net loss on extinguishment of long-

term debt, as reported within Other income (expense), net as a result of the August 2020 senior notes refinancing. Non-GAAP net income was $834 million for year to date 2021, compared to $691 million for 2020, representing an increase of 20.7 percent.
Weighted average diluted shares outstanding were 141 million for year to date 2021, compared to 145 million for 2020. Net income per diluted share for year to date 2021 was $5.47, compared to $3.80 for 2020, representing an increase of 43.8 percent. Non-GAAP net income per diluted share for year to date 2021 was $5.89, compared to $4.77 for 2020, representing an increase of 23.5 percent.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2020 and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings. These factors include, among others, the COVID-19 pandemic and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; CDW's relationships with vendor partners and terms of their agreements; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions; potential interruptions of the flow of products from suppliers; decreases in spending on technology products and services; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits; changes in laws, including regulations or interpretations thereof; CDW's level of indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the potential failure to consummate the acquisition of Sirius Computer Solutions, Inc. or to achieve the anticipated benefits of the acquisition in the expected timeframe or at all; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP.
CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
CDW's annual targets are provided on a Non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 11,000 coworkers. For the trailing twelve months ended September 30, 2021, CDW generated Net sales of over $20 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, November 3, 2021 at 7:30 a.m. CT/8:30 a.m. ET to discuss its third quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.
Investor Inquiries    Media Inquiries
Kevin White    Sara Granack
Director, Investor Relations    Vice President, Corporate Communications
(847) 968-0238    (847) 419-7411
investorrelations@cdw.com    mediarelations@cdw.com

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change(i)	2021	2020	% Change(i)

Net sales	$5,300.0	$4,756.4	11.4%	$15,283.9	$13,511.3	13.1%
Cost of sales	4,385.1	3,930.9	11.6	12,691.0	11,182.1	13.5

Gross profit	914.9	825.5	10.8	2,592.9	2,329.2	11.3

Selling and administrative expenses	528.5	507.7	4.1	1,513.2	1,482.2	2.1
Operating income	386.4	317.8	21.6	1,079.7	847.0	27.5

Interest expense, net	(36.4)	(40.2)	(9.4)	(107.5)	(117.8)	(8.7)
Other income (expense), net	0.4	(27.5)	nm*	38.3	(21.9)	nm*

Income before income taxes	350.4	250.1	40.2	1,010.5	707.3	42.9

Income tax expense	(83.8)	(56.9)	47.4	(237.2)	(157.1)	51.1

Net income	$266.6	$193.2	38.0%	$773.3	$550.2	40.5%

Net income per common share:
Basic	$1.94	$1.36	43.3%	$5.54	$3.86	43.7%
Diluted	$1.91	$1.33	43.2%	$5.47	$3.80	43.8%

Weighted-average common shares outstanding:
Basic	137.3	142.7		139.5	142.6
Diluted	139.4	144.8		141.4	144.7

* not meaningful

(i)There were 64 selling days for both the three months ended September 30, 2021 and 2020. There were 191 and 192 selling days for the nine months ended September 30, 2021 and 2020, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three and nine months ended September 30, 2021 and 2020 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	% of Net sales	2020	% of Net sales	2021	% of Net sales	2020	% of Net sales

Operating income, as reported	$386.4	7.3%	$317.8	6.7%	$1,079.7	7.1%	$847.0	6.3%
Amortization of intangibles(i)	24.6		44.9		70.6		133.9
Equity-based compensation	16.9		11.5		53.3		25.9
Other adjustments	7.2		12.1		17.3		21.6
Non-GAAP operating income	$435.1	8.2%	$386.3	8.1%	$1,220.9	8.0%	$1,028.4	7.6%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,
	2021				2020
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$350.4	$(83.8)	$266.6	23.9%	$250.1	$(56.9)	$193.2	22.7%	38.0%
Amortization of intangibles(ii)	24.6	(6.2)	18.4		44.9	(8.6)	36.3
Equity-based compensation	16.9	(9.3)	7.6		11.5	(5.1)	6.4
Net loss on extinguishment of long-term debt	—	—	—		27.3	(6.8)	20.5
Other adjustments	7.2	(1.8)	5.4		12.1	(3.1)	9.0
Non-GAAP	$399.1	$(101.1)	$298.0	25.3%	$345.9	$(80.5)	$265.4	23.3%	12.3%

US GAAP net income per diluted share			$1.91				$1.33
Non-GAAP net income per diluted share			$2.13				$1.83
Shares used in computing US GAAP and Non-GAAP net income per diluted share			139.4				144.8

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Nine Months Ended September 30,
	2021				2020
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$1,010.5	$(237.2)	$773.3	23.5%	$707.3	$(157.1)	$550.2	22.2%	40.5%
Amortization of intangibles(ii)	70.6	(13.4)	57.2		133.9	(30.8)	103.1
Equity-based compensation	53.3	(36.3)	17.0		25.9	(25.2)	0.7
Gain on sale of equity method investment	(36.0)	8.8	(27.2)		—	—	—
Net loss on extinguishment of long-term debt	0.4	(0.1)	0.3		27.3	(6.8)	20.5
Other adjustments	17.3	(4.4)	12.9		21.6	(5.4)	16.2
Non-GAAP	$1,116.1	$(282.6)	$833.5	25.3%	$916.0	$(225.3)	$690.7	24.6%	20.7%

US GAAP net income per diluted share			$5.47				$3.80
Non-GAAP net income per diluted share			$5.89				$4.77
Shares used in computing US GAAP and Non-GAAP net income per diluted share			141.4				144.7

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change(i)	2021	2020	% Change	Average Daily % Change(i)
Net sales, as reported	$5,300.0	$4,756.4	11.4%	$15,283.9	$13,511.3	13.1%	13.7%
Foreign currency translation(ii)	—	29.5		—	132.8
Net sales, on a constant currency basis	$5,300.0	$4,785.9	10.7%	$15,283.9	$13,644.1	12.0%	12.6%

(i)There were 64 selling days for both the three months ended September 30, 2021 and 2020. There were 191 and 192 selling days for the nine months ended September 30, 2021 and 2020, respectively.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2021	December 31, 2020	September 30, 2020
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$245.1	$1,410.2	$1,249.5
Accounts receivable, net of allowance for credit losses of $19.4, $29.6, and $32.7, respectively	3,561.0	3,212.6	3,267.7
Merchandise inventory	844.4	760.0	648.1
Miscellaneous receivables	394.3	379.5	404.1
Prepaid expenses and other	247.4	191.2	190.2
Total current assets	5,292.2	5,953.5	5,759.6

Operating lease right-of-use assets	122.2	130.8	133.5
Property and equipment, net	179.3	175.5	268.0
Goodwill	2,804.6	2,595.9	2,573.4
Other intangible assets, net	503.3	445.1	461.8
Other assets	110.0	43.9	27.4
Total assets	$9,011.6	$9,344.7	$9,223.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$2,280.7	$2,088.4	$1,922.0
Accounts payable - inventory financing	340.0	524.6	661.2
Current maturities of long-term debt	28.5	70.9	72.3
Contract liabilities	304.0	243.7	246.8
Accrued expenses and other current liabilities	880.0	970.7	934.3
Total current liabilities	3,833.2	3,898.3	3,836.6

Long-term liabilities:
Debt	4,037.7	3,856.3	3,858.6
Deferred income taxes	29.6	55.3	63.1
Operating lease liabilities	159.4	169.0	151.5
Other liabilities	114.7	68.7	75.4
Total long-term liabilities	4,341.4	4,149.3	4,148.6

Total stockholders’ equity	837.0	1,297.1	1,238.5
Total liabilities and stockholders’ equity	$9,011.6	$9,344.7	$9,223.7

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change(i)	2021	2020	% Change	Average Daily % Change(i)

Corporate	$2,067.3	$1,660.0	24.5%	$5,856.2	$5,128.5	14.2%	14.8%

Small Business	467.1	337.0	38.6	1,382.7	1,030.6	34.2	34.9

Public
Government	568.8	847.7	(32.9)	1,598.3	2,135.9	(25.2)	(24.8)
Education	1,103.6	1,078.2	2.4	3,159.0	2,431.2	29.9	30.6
Healthcare	481.5	367.9	30.9	1,399.0	1,274.1	9.8	10.4
Total Public	2,153.9	2,293.8	(6.1)	6,156.3	5,841.2	5.4	5.9

Other	611.7	465.6	31.4	1,888.7	1,511.0	25.0	25.6

Total Net sales	$5,300.0	$4,756.4	11.4%	$15,283.9	$13,511.3	13.1%	13.7%

(i)There were 64 selling days for both the three months ended September 30, 2021 and 2020. There were 191 and 192 selling days for the nine months ended September 30, 2021 and 2020, respectively.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)

	September 30, 2021	December 31, 2020	September 30, 2020
	(unaudited)		(unaudited)
Debt and Revolver Availability
Cash and cash equivalents	$245.1	$1,410.2	$1,249.5
Total debt	4,066.2	3,927.2	3,930.9
Revolver availability	1,154.5	1,059.3	920.6
Cash plus revolver availability	1,399.6	2,469.5	2,170.1

Working Capital(i)
Days of sales outstanding	61	57	61
Days of supply in inventory	17	14	13
Days of purchases outstanding	(53)	(54)	(58)
Cash conversion cycle	25	17	16

(i)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2021	2020

Cash flows provided by operating activities	$636.7	$738.4

Capital expenditures(i)	(66.2)	(133.6)
Acquisition of business, net of cash acquired	(339.7)	(38.5)
Proceeds from the sale of equity method investment	36.0	—
Cash flows used in investing activities	(369.9)	(172.1)

Net change in accounts payable - inventory financing	(183.7)	232.5
Financing payments for revenue generating assets	(46.1)	—
Other cash flows (used in) provided by financing activities	(1,202.0)	299.2
Cash flows (used in) provided by financing activities	(1,431.8)	531.7

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(2.5)
Net (decrease) increase in cash and cash equivalents	(1,165.1)	1,095.5
Cash and cash equivalents - beginning of period	1,410.2	154.0
Cash and cash equivalents - end of period	$245.1	$1,249.5

Supplementary disclosure of cash flow information:
Interest paid	$(85.1)	$(90.5)
Income taxes paid, net	$(264.4)	$(196.4)

(i)Includes expenditures for revenue generating assets.